Exhibit 2

                          STOCK PURCHASE AGREEMENT
                          ------------------------

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made on this 15th day of May, 2001, by and between COI ACQUISITION COMPANY, a Tennessee corporation ("Buyer"), and SHONEY'S, INC., a Tennessee corporation ("Seller").

                                WITNESSETH:

     WHEREAS, Seller owns all of the one thousand (1,000) issued and outstanding shares of no par value common stock (the "Shares") of Commissary Operations, Inc., a Tennessee corporation (the "Company"); and

     WHEREAS, Buyer is a newly formed entity organized and owned in part by individuals who are key members of Management (as defined below) of the Company and who are familiar with and responsible for the day-to-day operations of the Company; and

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Shares, for the consideration and on the terms set forth in this Agreement; and

     WHEREAS, Seller has received from First Tennessee Securities Corp. ("Seller's Financial Advisor") its opinion (the "Fairness Opinion") that the sale of the Shares to Buyer, upon the terms and conditions set forth in this Agreement, is fair to Seller and its shareholders from a financial perspective

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.  DEFINITIONS

     For purposes of this Agreement, in addition to the terms defined elsewhere herein, unless the context otherwise requires, the following terms shall have the meanings indicated:

     "AAA" means the American Arbitration Association.

     "Action" means any action, suit, litigation, complaint, counterclaim, claim, petition, mediation, contest or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

     "Affiliate" means, when used with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.


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     "Agreement" shall have the meaning set forth in the preamble hereof.

     "Buyer" shall have the meaning set forth in the preamble to this Agreement.

     "Buyer's Counsel" means Harwell Howard Hyne Gabbert & Manner, P.C.

     "Captain D's Distribution Agreement" means that certain distribution agreement by and between Captain D's, Inc. and the Company dated as of November 18, 1999.

     "Closing" means the consummation of the purchase and sale of the Shares as provided in this Agreement on the Closing Date.

     "Closing Date" means June 11, 2001, or such other date upon which the parties may mutually agree.

     "COI Meat Plant" means that parcel of land located in Nashville, Davidson County, Tennessee, which is more specifically described in Exhibit A attached hereto.

     "Company" shall have the meaning set forth in the first recital of this Agreement.

     "Company Real Estate" shall have the meaning set forth in Section 4.17.

     "Consents" means all consents, approvals, ratifications, waivers, or other authorization (including any Governmental Authorization) of any third party that are required to be obtained in order to effectuate the transactions contemplated by this Agreement.

     "Existing Credit Facility" means that certain Loan and Security Agreement dated as of August 31, 2000 by and between the Company and Bank of America, N.A.

     "Forum" means any federal, state, local or municipal court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system or arbitration panel.

     "Government" means any federal, state, local or municipal government or any department, commission, board, bureau, agency, instrumentality, unit or taxing authority thereof.

     "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government.



                                     2


     "Indemnification Agreement" means the indemnification agreement substantially in the form attached hereto as Exhibit B.

     "Knowledge of Seller" or "Seller's Knowledge" or words of like effect, when used to qualify a representation, warranty or other statement contained herein, means the actual knowledge (after reasonable inquiry) of J. Michael Bodnar, James M. Beltrame, David L. Gilbert, Richard K. Arras, Ronald P. Walker, Donna M. Adams, V. Michael Payne, Richard D. Schafstall, F. E. McDaniel, Jr. and Jennifer Martin.

     "Management" means Haney A. Long, Jr., President and Chief Operating Officer of Company; Lloyd W. Baldridge, Jr., Chief Financial Officer and Vice President of Company; and Daniel E. Staudt, Vice President of Company, each individually and collectively.

     "Material Adverse Effect" means a change or changes in the financial condition of the Company that occurs or occur after the date of this Agreement and prior to the Closing Date which causes a diminution in the value thereof (the value of the Company being assumed to be, for purposes of this definition, the Purchase Price) of more than Two Hundred Fifty Thousand and 00/100 dollars ($250,000.00); provided, however, that the following shall be deemed not to constitute or cause a Material Adverse Effect: (1) any actual or expected loss of revenue or profit resulting from decreased sales to Seller's restaurants (including decreased sales resulting from restaurant closures prior to Closing that have been disclosed in writing to Management prior to execution of this Agreement); or (2) the Company's inability to enter into a distribution agreement with Roadhouse Grill, provided that such inability to enter into a distribution agreement with Roadhouse Grill is not because of Seller's breach of this Agreement.

     "Orders" means all applicable orders, writs, judgments, decrees, rulings, consent agreements and awards of or by any Forum or entered by consent of the party to be bound.

     "Permitted Encumbrances" means those items described in Schedule 1.1.

     "Person" means an individual, partnership, corporation, trust or other similar entity, or any Government.

     "Purchase Price" shall have the meaning set forth in Section 2.2.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to the Securities Act or any successor law.

     "Seller" shall have the meaning set forth in the preamble of this Agreement.

     "Seller's Counsel" means Dinsmore & Shohl LLP.



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     "Seller's Liability Limit" shall have the meaning set forth in Section
10.5.

     "Shares" shall have the meaning set forth in the first recital of this Agreement.

     "Shoney's Distribution Agreement" means that certain distribution agreement by and between Shoney's Restaurant, a division of Seller, and the Company dated as of October 23, 2000.

     "Tax" or "Taxes" means any federal, state, local or foreign income, sales, property, excise, payroll, gross receipts, use, transfer, value added, capital stock, franchise or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Sharing Agreement" means the tax sharing arrangement effective as of the 2000 fiscal year and for subsequent periods among Seller and Seller's Affiliates, including the Company.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any amendment thereto.

     "Termination Date" means June 18, 2001, or such other date as is determined pursuant to Section 9.1 of this Agreement.

     "Transition Services Agreement" means a transition services agreement pursuant to which Seller agrees to provide certain administrative services to Buyer for the term and upon the terms and conditions set forth therein in such form and substance as is mutually acceptable to the parties.

     All references herein to "Sections," "Schedules" and "Exhibits" shall, unless otherwise indicated, refer to the sections, schedules and exhibits which (through attachment or incorporation by reference) are a part of this Agreement.

2.  SALE AND PURCHASE OF SHARES

     2.1. Purchased Shares. For the Purchase Price and upon and subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, at the Closing all of Seller's right, title and interest in and to the Shares.

     2.2. Purchase Price. The purchase price to be paid by Buyer to Seller for the Shares shall be Nine Million ($9,000,000.00) Dollars (the "Purchase Price").

3.  CLOSING

     The purchase and sale of the Shares (the "Closing") provided for in this



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Agreement shall take place at the offices of Seller's Counsel at Bank of
America Plaza, Suite 1100, 414 Union Street, Nashville, Tennessee 37219, at 10:00 a.m. (local time) on June 11, 2001, or at such other time and place as the parties may mutually agree. Subject to the provisions of Section 9.1, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3, will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

4.  SELLER'S REPRESENTATIONS AND WARRANTIES

     In order to induce Buyer to enter into this Agreement and to induce Buyer to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     4.1.  General.  The statements contained in Section 4.1 through Section
4.18 are true and correct.

     4.2. Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

     4.3. Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Company is duly authorized to conduct business and is in good standing under the laws of the State of Georgia, the State of Kansas and the State of West Virginia and, to Seller's Knowledge, is not required to be qualified to do business as a foreign corporation in any other jurisdiction. The Company has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as it is now being conducted.

     4.4. Authorization. The approval of this Agreement from Seller's board of directors (which is required by Section 7.2.12 to occur on or before May 22, 2001) constitutes all necessary corporate action required by Seller. The individuals executing this Agreement on behalf of and in the name of Seller are duly authorized and empowered to so act.

     4.5. Noncontravention; Consents. Subject to obtaining any Consents, the execution, delivery and performance of this Agreement does not and will not , after the giving of notice, the lapse of time or otherwise conflict with, result in a breach of, or constitute a default under (in a manner that would result in a Material Adverse Effect) Seller's or the Company's respective charter or bylaws, or, violate any material law, Order, rule or regulation applicable to Seller or the Company of any Forum having jurisdiction over Seller or the Company, as the case may be, if such violation would result in a Material Adverse Effect. Except as contemplated by this Agreement, the execution, delivery and performance of this Agreement and any other documents executed in connection herewith, and the consummation of the transactions



                                    5


contemplated hereby and thereby, do not require any filing by Seller or, to Seller's Knowledge, the Company with, notice to or consent, waiver or approval of, any Government.

     4.6. Legality and Enforceability. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

     4.7. Capitalization. The authorized equity securities of the Company consist of Two Thousand (2,000) shares of common stock, no par value per share, of which One Thousand (1,000) shares are issued and outstanding as of the date of this Agreement and constitute the Shares. Seller is the record and beneficial owner and holder of the Shares, free and clear of all liens, charges, security interests, pledges, encumbrances or any other restrictions whatsoever, except as set forth on Schedule 1.1. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. With the exception of this Agreement, there are no contracts, subscriptions, agreements or arrangements relating to the issuance, sale, transfer or modification of any equity securities or other securities of the Company.
The Shares were issued in accordance with all applicable federal and state securities laws.

     4.8. Company Charter and Bylaws. Schedule 4.8 contains true and correct copies of the Company's charter and bylaws.

     4.9. Litigation. There is no pending, or, to Seller's Knowledge, threatened Action relating to the transaction contemplated hereby. Seller is not a party to any pending Action, nor is Seller in receipt of any inquiry, notice, citation, investigation or complaint from any Government that would materially and adversely affect Seller's ability to perform its obligations under this Agreement.

     4.10. Tax Matters. To Seller's Knowledge, the Company timely has filed or received extensions with respect to all Tax Returns required to be filed by or with respect to the Company, and the Company has paid all Taxes indicated on such Tax Returns to be required, in whole or in part, to be paid by or with respect to the Company. To Seller's Knowledge, the Company is not a party to any pending action or proceeding nor is there any threatened action or proceeding for assessment or collection of Taxes against the Company. Additionally, to Seller's Knowledge, the reserves for Taxes reflected in the Company's audited financial statements accurately reflect the Company's Tax liability as of the date of such financial statements.

     4.11. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by Seller with Buyer without the intervention of any broker or other Person so as to afford a basis for any


                                    6


claim for brokerage or other commissions or fees made by any brokers engaged by Seller.

     4.12. Schedules; Knowledge of Breach. Notwithstanding the fact that the disclosure schedules attached hereto are numbered and have been prepared to relate to specific representations and warranties contained in this
Article 4, each of the representations and warranties made herein is modified and supplemented by each of the disclosures in the disclosure schedules. Also, the parties agree that Seller shall have no liability for the untruth or breach of any representations or warranties contained in this Article 4 to the extent that Buyer, Management or any of their respective Affiliates, as of the Closing Date, have knowledge of information that would render such representation or warranty untrue, false or misleading in any respect.

     4.13. Insurance. Seller has maintained for a period of three (3) years prior to the Closing Date policies of insurance, which policies are described on Schedule 4.13 attached hereto, to cover Company's business, assets and properties from loss by fire, windstorm and extended coverage as well as insurance for general liability, automobile and workers' compensation. Neither Seller nor, to Seller's Knowledge, Company, has been notified as to a default under or a threatened cancellation of any such policy of insurance. There are no pending claims against such insurance by Company as to which any insurer is defending under reservation of rights or has denied liability and, to Seller's Knowledge, there exists no claim under such insurance that has not been properly filed by Seller or Company.

     4.14. Fairness Opinion. Seller's Financial Advisor has delivered the Fairness Opinion.

     4.15. Material Contracts. To the Knowledge of Seller, there exist no contracts to which Company is a party or by which the Company is bound that are material to the Company or its business that have not been disclosed to Management prior to the date hereof. The material contracts of Company that have been disclosed to Management are referred to herein as the "Material Contracts".

     4.16. No Undisclosed Liabilities. To the Knowledge of Seller, the Company has no material liabilities except those that are (a) reflected or disclosed pursuant to this Agreement; (b) disclosed on the Company's audited financial statements; or (c) liabilities that have arisen in the ordinary course of business since the date of the Company's audited financial statements. There are no expenses or liabilities of Seller or any of Seller's Affiliates other than the Company for which the Company is liable, whether primarily or otherwise.

     4.17. Assets. (a) Schedule 4.17 sets forth a complete and accurate list and description of all the real property that Company owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease (the



                                    7


"Company Real Estate").

     (b) As to each parcel of Company Real Estate, Seller has furnished to Buyer any (i) title policies; (ii) surveys and (iii) environmental reports that are in the possession of Seller.

     (c) To Seller's Knowledge, except for the Permitted Encumbrances, there are no mortgages, security interests or other liens or encumbrances affecting Company's assets.

     4.18. No Omissions or Misstatements. Copies of all documents referred to in any Exhibit or Schedule hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

5.  BUYER'S REPRESENTATIONS AND WARRANTIES

     In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     5.1. General. The statements contained in Sections 5.1 through 5.10 are true and correct.

     5.2. Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as now being conducted and to enter into and perform its obligations under this Agreement and under all other agreements contemplated by this Agreement.

     5.3. Board and Shareholder Authorization. The execution, delivery and performance of this Agreement and any and all other agreements contemplated by this Agreement have been duly authorized by the Board of Directors of Buyer. The individuals executing this Agreement and all other agreements contemplated by this Agreement on behalf of and in the name of Buyer are duly authorized and empowered to so act. There is no requirement that the execution or performance of this Agreement be authorized or approved by Buyer's shareholders.

     5.4. Non-contravention; Consents. The execution, delivery and performance of this Agreement does not and will not , after the giving of notice, the lapse of time or otherwise conflict with, result in a breach of, or constitute a default under Buyer's charter or bylaws, or, violate any material law, Order, rule or regulation applicable to Buyer of any Forum having jurisdiction over Buyer. Except as contemplated by this Agreement, the execution, delivery and performance of this Agreement and any other



                                    8


documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not require any filing by Buyer with, notice to or consent, waiver or approval of, any Government.

     5.5. Legality and Enforceability. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

     5.6. Litigation. There is no pending or, to Buyer's Knowledge, threatened Action relating to the transaction contemplated hereby. Buyer is not a party to any pending Action, nor is Buyer in receipt of any inquiry, notice, citation, investigation or complaint from any Government that would materially and adversely affect Buyer's ability to perform its obligations under this Agreement.

     5.7. No Restrictions. Buyer is not a party to, subject to or bound by any agreement or Order of any Forum or Government which could prevent the consummation of the transactions contemplated herein.

     5.8. No Broker. With the exception of 2nd Generation Capital, LLC, whose fees will be paid by Buyer, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by Buyer with Seller without the intervention of any broker or other person engaged by Buyer so as to afford a basis for any claim for brokerage or other commissions or fees relative to this Agreement or the transactions contemplated hereby.

     5.9.  Securities Matters.

              5.9.1. Buyer and Management acknowledge that they know and understand the following: (1) that Company is a wholly-owned subsidiary of Seller; (2) that Company has been operated and managed directly under the management and leadership of Management; (3) that Management has been and continues to be responsible for the day-to-day operations of Company; (4) that Management has the day-to-day decision making authority for the operations of Company; (5) that the members of Management are experts in the foodservice industry, and have negotiated and are completely familiar with all of the Material Contracts of Company, including those with Captain D's, Inc. and Seller's "Shoney's" Restaurant division and all other current and potential customers of Company; (6) that they have complete access to and familiarity with the business operations and financial and other matters relative to Company; and (7) have entered into this Agreement with knowledge of certain strategic initiatives of Seller as they apply to the operations of Company that are disclosed in a letter from Seller to


                                     9


         Management dated May 15, 2001.

              5.9.2. Buyer and each of the individuals and entities providing equity financing to Buyer are an "accredited investor" as that term is defined in Rule 501 of Regulation D, 15 C.F.R. Sec. 230.501 et seq., promulgated under the Securities act, and have such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Company.

              5.9.3. Buyer is acquiring the Shares for Buyer's own account for investment and not with a view to, or for resale in connection with, any distribution of the Shares within the meaning of the Securities Act. The Buyer agrees that such Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, as amended, except pursuant to an exemption from registration available under such Securities Act. Buyer will not sell, offer for sale or solicit offers to buy any of the Shares in violation of the Securities Act or the securities laws of any state. Buyer understands that the Shares have not been registered under federal or any state securities laws.

     5.10. Schedules; Knowledge of Breach. Notwithstanding the fact that the disclosure schedules attached hereto are numbered and have been prepared to relate to specific representations and warranties contained in this
Article 5, each of the representations and warranties made herein is modified and supplemented by each of the disclosures in the disclosure schedules. Also, the parties agree that Buyer shall have no liability for the untruth or breach of any representations or warranties contained in this Article 5 to the extent that Seller, as of the Closing Date, has knowledge of information that would render such representation or warranty untrue, false or misleading in any respect.


6.  COVENANTS

     6.1. Covenants of Seller. From the date hereof to the Closing Date, Seller shall:

     (a) cause the Company to not change the Company's authorized or issued capital stock, grant any stock option or right to purchase shares of capital stock of the Company, issue any security convertible into such capital stock; grant any registration rights; purchase, redeem, retire, or otherwise acquire any shares of any such capital stock; or declare or pay any dividend or other distribution or payment in respect of shares of capital stock;

     (b)  cause the Company to not amend any of its organizational documents;


                                   10


     (c) cause the Company not to make a dividend or distribution except as permitted under the Existing Credit Facility;

     (d) cause the Company not to incur any borrowings under the Existing Credit Facility without the consent of Management;

     (e) not and shall cause the Company not to assign, make or enter into any lease or other agreement for the use, sale, occupancy or possession all or any part of the COI Meat Plant, and Seller shall not and shall cause the Company not to encumber, by mortgage, deed of trust or otherwise, all or any part of the COI Meat Plant;

     (f) not otherwise cause the Company to take any action that is not consistent with past practices and in the ordinary course of Company's business;

     (g) cause the Company to not agree, whether orally or in writing, to do any of the foregoing contained in this Section 6.1;

     (h) use its best efforts to remove Company from any litigation or claims involving Seller or its Affiliates but does not involve Company;

     (i) use its best efforts to remove Company as a party to any contract or agreement involving Seller or its Affiliates and not relating to Company's business; and

     (j) for a reasonable period of time after the Closing, upon the request of and reasonable advance notice from Buyer, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may reasonably be necessary to effect the sale, assignment, grant, transfer and conveyance of any or all of the Company Real Estate in accordance with and as contemplated by the terms and conditions of this Agreement.

     6.2. Covenants of Management. From the date hereof to the Closing Date, Management shall:

     (a) cause the Company to operate only in the usual, regular and ordinary manner and use reasonable efforts (without entering into any written employment agreements) to preserve intact the Company's present business organization and not remove (other than for repair and/or replacement) from the premises occupied by the Company any assets other than inventories sold in the ordinary course of business;

     (b) cause the Company to replenish and maintain inventories at regular or normal intervals in accordance with its past practice through the Closing Date;



                                    11


     (c) cause the Company to preserve and maintain the relations and goodwill of the Company's suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company;

     (d) cause the Company to maintain its assets (except inventories, which may be used and replenished by the Company in accordance with Section 6.2(b) above) in their current condition of repair, ordinary wear and tear excepted;

     (e) cause the Company to maintain the books of account and records relating to the operations of the Company in the usual, regular and ordinary manner on a basis consistent with current practices; and

     (f) cause the Company not to enter into any contract or agreement (whether written or verbal) that would be reasonably expected to require either payments to or payments from the Company in an amount in excess of $100,000 during any twelve-month period, other than the contemplated agreement with Roadhouse Grill (the terms and conditions of which are subject to Seller's consent, not to be unreasonably withheld) and agreements in the ordinary course of Company's business to which Seller consents under current Company practices.

     6.3. Notice of Certain Events. From the date hereof to the Closing Date, Seller shall notify Buyer in writing as soon as possible if the Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. From the date hereof to the Closing Date, Buyer shall notify Seller in writing as soon as possible if the Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

7.  CONDITIONS OF CLOSING

     7.1. Conditions for the Benefit of Buyer. The obligations of Buyer to consummate the transactions provided for herein shall be subject to the satisfaction, on or before the Closing Date, or such earlier date as may be specified herein, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

              7.1.1.  Seller has made all of the deliveries required by
         Section 8.1.



                                   12


              7.1.2. Seller has transferred to the Company by special warranty deed, as a capital contribution, the fee simple title in and to the COI Meat Plant and executed and delivered mutually acceptable cross easements for ingress/egress and parking with respect to the property of Seller that is adjacent to the COI Meat Plant.

              7.1.3. The representations and warranties of Seller contained herein shall have been true and correct in all material respects as of the date hereof and shall be true, and correct in all material respects as of and at the Closing Date with the same effect as if made at and as of such dates, except as provided or permitted hereunder, and Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them, at or prior to the Closing Date.

              7.1.4. All Consents necessary for the Buyer to consummate the transactions contemplated by this Agreement shall have been obtained.

              7.1.5. No Action to prohibit, delay or otherwise materially and adversely affect the consummation of this Agreement or to subject Buyer to any liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted or threatened.

              7.1.6. Buyer shall have received the opinion, dated as of the Closing Date, of Seller's Counsel, in substantially the form set forth on Exhibit C attached hereto.

              7.1.7. Buyer shall have received financing sufficient to fund the Purchase Price.

              7.1.8. Seller shall have entered into the Transition Services Agreement.

              7.1.9. Seller has executed amendments to the Shoney's Distribution Agreement and the Captain D's Distribution Agreement in the forms attached hereto collectively as Exhibit D.

              7.1.10. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. Seller may, conditioned upon prior receipt of the written approval of Buyer, amend the Schedules attached hereto for the purpose of making immaterial corrections and clarifications thereon applicable to Seller and consistent with the terms and agreements contained herein which amendments shall be attached to the certificate delivered pursuant to this Section
         7.1.10. Unless otherwise agreed to in writing by the parties hereto, if the Closing occurs, Buyer shall be deemed to



                                    13


         waive any rights for breach of representation or warranty by Seller to the extent that such amendment corrects such representation or
         warranty.   Nothing in this Section 7.1.10 shall impose any
         obligation on Buyer either to accept any material amendment to the Schedules provided for herein or to close the transaction notwithstanding such amendment, unless Buyer elects to do so in its sole and absolute discretion.

              7.1.11. Buyer shall have received or obtained title policies, surveys and environmental reports for the Company Real Estate that are in the possession of Seller.

              7.1.12. On or before May 22, 2001, Seller's board of directors has approved this Agreement.

     7.2. Conditions for the Benefit of Seller. The obligations of Seller to consummate the transactions provided for herein shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

              7.2.1. Buyer has made all of the deliveries required by Section
         8.2.

              7.2.2. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct at and as of the Closing Date with the same effect as if made on and as of such dates, except as otherwise provided or permitted hereunder, and Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it, at or prior to the Closing Date.

              7.2.3. All Consents necessary for the Seller to consummate the transactions contemplated by this Agreement shall have been obtained.

              7.2.4. No Action to prohibit, delay or otherwise materially and adversely affect the consummation of this Agreement or to subject Seller to any liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted or threatened.

              7.2.5. Seller shall have received an opinion, dated as of the Closing Date from Buyer's Counsel, in substantially the form set forth in Exhibit E attached hereto.

              7.2.6. Seller's Financial Advisor shall not have withdrawn the Fairness Opinion.



                                    14


              7.2.7. Seller shall have received a termination and release agreement signed by a duly authorized signatory for the Tift County, Georgia Development Authority, stating that a certain Guaranty Agreement dated as of July 7, 1999 by and between Seller and Tift County, Georgia Development Authority with respect to the Company's facility in Tift County, Georgia has been terminated without cost, penalty or expense to Seller of any kind or nature and that Seller has been fully released from any and all liabilities and obligations with respect to such Guaranty Agreement and a certain Contract for Construction and Lease of Commercial Facility dated as of July 7, 1999 by and between the Company and Tift County, Georgia Development Authority.

              7.2.8. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. Buyer may, conditioned upon prior receipt of the written approval of Seller, amend the Schedules attached hereto for the purpose of making immaterial corrections and clarifications thereon applicable to Buyer and consistent with the terms and agreements contained herein, which amendments shall be attached to the certificate delivered pursuant to this Section 7.2.8. Unless otherwise agreed to in writing by the parties hereto, if the Closing occurs, Seller shall be deemed to waive any rights for breach of representation or warranty by Buyer to the extent that such amendment corrects such representation or warranty. Nothing in this Section
         7.2.8 shall impose any obligation on Seller either to accept any material amendment to the Schedules provided for herein or to close the transaction notwithstanding such amendment, unless Seller elects to do so in its sole and absolute discretion.

     7.3. Best Efforts and Right to Perform. Seller and Buyer each shall use their best efforts to fulfill all of their respective pre-Closing obligations under this Agreement; provided, however, that, unless otherwise required by this Agreement, no party shall be required to make any out-of-pocket payments (other than customary fees and charges and salary and travel expenses) or incur any additional obligations to satisfy such obligations or conditions. Seller and Buyer shall have the right, but not the obligation (unless otherwise required by this Agreement), to assist the other in performing any pre-closing obligations or conditions precedent of the other party.

     7.4. Waiver of Conditions. Seller or Buyer, as the case may be, may waive any condition precedent to their respective obligations under this Agreement; provided, however, that such waiver can be granted only on the waiving party's behalf and only to the extent that it does not affect any other party's rights hereunder.

8.  DELIVERIES AT THE CLOSING

     8.1. Seller's Deliveries to Buyer. At the Closing, Seller shall deliver to Buyer, in addition to any and all other instruments required hereunder to be so delivered by Seller, the following:



                                  15



              8.1.1. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer;

              8.1.2. Copies of the charter and bylaws of Seller and of resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and performance of this Agreement and all other agreements contemplated by this Agreement and the sale and transfer of the Shares, all as certified by an appropriate officer of Seller as of the Closing Date;

              8.1.3. A certificate as to the incumbency of each person executing this Agreement and all other agreements contemplated by this Agreement on behalf of Seller;

              8.1.4. A current certificate of corporate good standing for Seller issued by the Tennessee Secretary of State;

              8.1.5. A current certificate of corporate good standing for the Company issued by the Georgia Secretary of State, the Kansas Secretary of State, the Tennessee Secretary of State and the West Virginia Secretary of State;

              8.1.6. The opinion of Seller's counsel referred to in Section
         7.1.6;

              8.1.7. The certificate of Seller required by Section 7.1.10;

              8.1.8. Written resignations from all directors and officers of the Company, except those directors and officers of Company designated in writing by Buyer prior to the Closing;

              8.1.9. The Transition Services Agreement duly executed by
         Seller;

              8.1.10. All corporate minute books and stock transfer records;

              8.1.11. All assets of the Company in the possession or control of Seller or its Affiliates;

              8.1.12. An amendment to the Tax Sharing Agreement, duly signed by an authorized signatory of Seller, providing that the Company shall be removed as a party from the Tax Sharing Agreement, effective as of the Closing Date; and

              8.1.13. Such additional instruments and documents as Buyer's Counsel may reasonably request in order to fulfill the terms and conditions of this Agreement.


                                     16


     8.2. Buyer's Deliveries to Seller. At the Closing, Buyer shall deliver to Seller, in addition to any and all other instruments required hereunder to be so delivered to Seller by Buyer, the following:

              8.2.1. The Purchase Price by wire transfer to an account specified by Seller;

              8.2.2. Copies of the charter and bylaws of Buyer and of resolutions adopted by the Board of Directors of Buyer authorizing execution and performance by Buyer of this Agreement and all other agreements contemplated by this Agreement and the purchase of the Shares, all as certified by appropriate officers of Buyer as of the Closing Date;

              8.2.3. A certificate as to the incumbency of each person executing this Agreement and all other agreements contemplated by this Agreement on behalf of Buyer;

              8.2.4. Current certificates of corporate good standing and qualification to do business of Buyer as certified by the Secretary of State or other appropriate officer of the State of Tennessee;

              8.2.5. The opinion of Buyer's Counsel referred to in Section
         7.2.5;

              8.2.6. The certificate of Buyer required by Section 7.2.8;

              8.2.7. Termination agreement, in form and substance satisfactory to Seller, duly executed by Haney A. Long, Jr. ("Long"), evidencing the termination of a certain Management Retention Agreement dated as of June 21, 2000 by and between Seller and Long, and providing a general release by Long of any and all claims that he then has or thereafter may have against Seller for compensation or benefits arising out of the course and scope of his employment with either Seller or the Company;

              8.2.8. Termination agreement, in form and substance satisfactory to Seller, duly executed by Lloyd W. Baldridge, Jr. ("Baldridge"), evidencing the termination of a certain Agreement dated as of July 15, 1997 by and between Seller and Baldridge relating to Baldridge's rights upon a change in control of Seller, and providing a general release by Baldridge of any and all claims that he then has or thereafter may have against Seller for compensation or benefits arising out of the course and scope of his employment with either Seller or the Company;

              8.2.9 Release agreement, in form and substance satisfactory to Seller, duly executed by Daniel E. Staudt ("Staudt"), providing a general release by Staudt for the benefit of Seller and its Affiliates of any and all claims that he then has or thereafter may have against Seller for compensation or benefits



                                    17


arising out of the course and scope of his employment with either the Seller or the Company;

              8.2.10. A letter of credit shall be issued from the Buyer Financing in an amount and in such form as Seller shall determine to cover all insurance-related claims of the Company;

              8.2.11. The Indemnification Agreement duly executed by Company and Buyer;

              8.2.12. Certificates from Management that each of them has read this Agreement and all schedules and is not aware of any misstatement with respect to any of the representations and warranties being made by Seller; and

              8.2.13. Such additional instruments and documents as Seller's Counsel may reasonably request in order to fulfill the terms and conditions of this Agreement.

     8.3. Other Deliveries. At the Closing, all other consents, permits, licenses and administrative approvals required to be obtained as conditions precedent to the consummation of the transactions provided for herein shall be delivered.

9.  TERMINATION

     9.1.  Termination Events.  This Agreement may be terminated:

              (a)  By mutual consent of all parties hereto;

              (b) Upon written notice by Buyer if any of the conditions to Buyer's obligations to consummate the transactions contemplated in this Agreement shall not have been satisfied, or waived by Buyer, on or prior to the Termination Date (or such earlier date as may be specified in this Agreement); or

              (c) Upon written notice by Seller if any of the conditions to Seller's obligations to consummate the transactions contemplated in this Agreement shall not have been satisfied, or waived by Seller, on or prior to the Termination Date;

               (d) Upon written notice by Buyer if Seller breaches any of its agreements or covenants hereunder or if any of Seller's representations or warranties were false when made;

              (e) Upon written notice by Seller if Buyer breaches any of its agreements or covenants hereunder or if any of Buyer's representations or warranties were false when made; or




                                    18


              (f) Upon written notice by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Termination Date, or such later date upon which the parties may agree in writing.

     9.2. Effect of Termination. Upon termination pursuant to Section 9.1, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on the future activities on the part of Buyer or Seller and their respective directors, officers, employees, agents and shareholders, except that: the confidentiality provisions of this Agreement set forth in Section 13.2 hereof shall survive and remain in full force and effect; provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Any such right of termination shall not preclude any legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by the other party hereto.

     9.3 Specific Performance. Seller and Buyer each acknowledge that their respective rights to consummate the transactions contemplated in this Agreement are special, unique and of extraordinary character and that in the event either party violates or fails and refuses to perform any covenant made by it herein, the other party may be without adequate remedy at law. Accordingly, each of Seller and Buyer agrees that in the event of a default by either party, the non-defaulting party shall have such remedies against the defaulting party as may be available to the non-defaulting party either pursuant to this Agreement and/or at law or in equity, including the right to recover all costs, expenses or damages resulting to such non-defaulting party from such default and the right to specifically enforce this Agreement.

10.  INDEMNIFICATION, ARBITRATION, AND COOPERATION

     10.1. Indemnification by Seller. Seller will indemnify, defend and hold Buyer harmless after the Closing Date from and against any costs (including, without limitation, reasonable attorneys' fees and court costs and costs of investigation), losses, damages, liabilities or expenses incurred by Buyer as a result of any of the following (the "Seller Indemnified Claims"):

              (1) The breach of any of Seller's representations and warranties made under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

              (2) The non-fulfillment of any covenant, agreement or obligation to be performed by Seller under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement; and



                                   19


              (3) Any claim for brokerage, finders fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Seller or to have rendered services on Seller's behalf.

     10.2. Indemnification by Buyer. Buyer will indemnify and hold Seller harmless and will cause the Company to indemnify and hold Seller harmless from and after the Closing Date from and against all losses, damages, liabilities or expenses incurred by Seller as a result of any of the following (the "Buyer Indemnified Claims"):

              (1) The breach of any of representations and warranties by Buyer made under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

              (2) The non-fulfillment of any covenant, agreement or obligation to be performed by Buyer under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement; and

              (3) Any claim or claims for brokerage, finders fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Buyer or to have rendered services on Buyer's behalf.

     10.3. Participation. Should any claim be made by a person not a party to this Agreement with respect to any matter to which either of the foregoing indemnities relates, the indemnified party (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") thereof. The Indemnitee, on not less than thirty (30) days' written notice to the Indemnitor containing the terms of the proposed settlement, may make settlement of such claim and such settlement shall be binding on both parties hereto for the purposes of this Section; provided, however, that if within such thirty (30) day period the Indemnitor shall have requested the Indemnitee to contest any such claim at the expense of the Indemnitor, the Indemnitee shall promptly comply, and the Indemnitor shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel of it own choosing. The Indemnitee shall also have the right to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the Indemnitor may settle in its own discretion. Any payment or settlement made by the Indemnitor in such contest, together with the total expense thereof, shall be binding on the Indemnitee and the Indemnitor for the purposes only of this Section. Notwithstanding anything herein to the contrary, an Indemnitor shall not, without the prior written consent of the indemnified party, settle any claim in any manner which adversely affects the Indemnitee.




                                    20


     10.4. Time Limitations. The Indemnitor will have no liability to the Indemnitee under or in connection with: any Seller Indemnified Claim or Buyer Indemnified Claim under this Agreement unless written notice asserting an indemnification claim based thereon is given to the Indemnitor (i) in the case of claims relating to breaches of the representations and warranties contained in Section 4.10, prior to the expiration of the applicable statute of limitations for such claim(s) or (ii) in the case of all other claims, prior to the date which is the later of: (a) eighteen (18) months after the Closing Date or (b) eighteen (18) months after the date on which a covenant or agreement is to be performed hereunder; provided, however, the liability of either party relating to, arising out of or based upon any covenants, agreements, representations and warranties relating to Seller's title to the Shares or to the due authorization of this Agreement may be asserted by the other party at any time.

     10.5. Seller's Liability Limit. Notwithstanding the foregoing, the aggregate liability of Seller pursuant to Section 10.1 hereof shall not exceed the Purchase Price (the "Seller's Liability Limit"). In addition, Seller shall have no liability for indemnification or otherwise with respect to Section 10.1 hereof until the aggregate liability of Seller thereunder exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) and then only to the extent that the aggregate liability of Seller thereunder exceeds such amount. The amount of any liability of Seller under this Section 10 shall be computed net of any insurance proceeds received by Buyer with respect to the matter out of which such liability arose. Notwithstanding anything to the contrary contained herein, Seller's Liability Limit shall not apply to (a) any litigation or claim made against Seller or its Affiliates which does not involve in any manner the Company (other than as a named defendant) and (b) any contract or agreement involving Seller or its Affiliates which does not relate in any manner to the Company's business (other than the Company being named as a party thereto), and Seller agrees to indemnify and hold Buyer harmless against any loss, damage or liability in connection with a claim made against Buyer in respect thereof.

     10.6. Settlement of Disputes. (a) Arbitration. All disputes with respect to any claim for indemnification under this Article 10 and all other disputes and controversies of every kind and nature arising out of or in connection with this Agreement shall be submitted to arbitration pursuant to the following procedures:

              (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

              (ii) Within thirty (30) days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the AAA. The two arbitrators so selected shall name a third



                                     21


         arbitrator within thirty (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

              (iii) The arbitration hearing shall be held in Nashville, Tennessee, at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the AAA shall be used;

              (iv) The substantive laws of the State of Tennessee (excluding conflict of laws provisions) shall apply in any arbitration proceeding hereunder;

              (v) An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall deal with the question of costs of the arbitration and all related matters and shall not award punitive damages. A judgment on such award may be entered by either party in a court of competent jurisdiction; and

              (vi) Except as set forth in Section 10.6(b) hereof, Seller and Buyer stipulate that the provisions of this Section 10.6(a) shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

     (b) Notwithstanding anything in this Section 10.6 to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

11.  SURVIVAL OF TERMS

     The representations, warranties, covenants, indemnities and agreements of the respective parties hereto, as contained herein, in the Schedules hereto, or any certificate or other document delivered pursuant hereto, shall survive the Closing Date and shall continue thereafter in full force and effect only for such period of time as set forth in Section 10.4 notwithstanding any investigation heretofore or hereafter made by or on behalf of the parties hereto.

12. WAIVER AND AMENDMENT

     Any of the provisions of this Agreement may be waived in writing at any time, by the party or parties which is or are entitled to the benefit of such provision. Any of the provisions of this Agreement may be amended at any time by written agreement of all parties.



                                    22


13. NONCOMPETE RESTRICTIONS; CONFIDENTIAL INFORMATION; RETENTION OF DOCUMENTS; PUBLICITY

     13.1. (a) Covenant Not To Compete. Seller agrees that, during the Non-Compete Period (as such term is defined below) and within the Non-Compete Area (as such term is defined below), except on behalf of the Company or the Buyer, Seller shall not and will cause its Affiliates existing on the date of this Agreement (including, without limitation, Captain D's, Inc.) not to, directly or indirectly, own or operate a food distribution company that would seek to provide food distribution services to restaurants operated under the "Shoney's" or "Captain D's" restaurant concepts. The "Non-Compete Period" shall commence at the Closing and, with respect to the Shoney's restaurant concept, terminate upon the expiration of the Shoney's Distribution Agreement, and, with respect to the Captain D's restaurant concept, terminate one (1) year after the expiration of the Captain D's Distribution Agreement. The "Non-Compete Area" shall mean the United States of America. Ownership of less than five (5%) percent of the stock of a publicly held company shall not be deemed a breach of this covenant.

          (b) Covenant Not To Solicit. Seller and Buyer both covenant and agree to not solicit, without the prior written consent of the other, within the Non-Compete Area for a period of three (3) years following the Closing Date any person for employment or employ any person who, at Closing, is employed by the other, unless such person has not been employed with either Seller or Buyer, as the case may be, for at least six (6) months.

          (c) In the event of a breach of this Section 13.1, the parties hereto acknowledge that (i) monetary damages shall be inadequate to compensate the non-breaching party and (ii) the non-breaching party shall be entitled, without the posting of a bond or similar security and notwithstanding the arbitration provisions contained in Article 10, to an injunction restraining such breach. Nothing contained herein shall be construed as prohibiting the non-breaching party from pursuing any other remedy available at law or in equity. The parties hereto acknowledge that
(i)the necessity of protection against the competition of Seller (and its Affiliates existing on the date of this Agreement) as provided in Section 13.1(a) above and the solicitation of the Seller and Buyer as provided in
Section 13.1(b) above and that (ii) the nature and scope of such protection has been carefully considered by the parties hereto. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate the non-breaching party for agreeing to the restrictions contained in this Section 13.1. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.



                                    23



     13.2. Confidential Information. All information given by any party hereto to any other party shall be used only for the purposes of this Agreement and the transactions contemplated in this Agreement and shall be treated as confidential and not disclosed to others except the parties' attorneys, accountants, agents, affiliates and lenders and, in addition, as to Buyer, and except insofar as such data or information is published or is a matter of public knowledge or is required to be disclosed by applicable law or legal process. In the event that Buyer does not consummate the transactions provided for herein for any reason whatsoever, Buyer shall return to Seller all copies of data supplied by Seller and its representatives to Buyer or its representatives.

     13.3. Retention of Documents. Seller agrees that, after the Closing Date, all of Seller's documents relating to the ownership and operation of the Company during the period prior to the Closing Date shall be open for inspection by representatives of Buyer at any time during regular business hours of Seller for any proper purpose until such time as such documents are destroyed or possession thereof is given to Buyer as provided for in the following sentences, and that Buyer, at its sole expense, may during such period make such copies thereof as it may reasonably request. Without limiting the generality of the foregoing, for a period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date, Seller shall not destroy or give up possession of any document referred to in the preceding sentence without first offering to Buyer the opportunity, at Buyer's sole expense, to obtain the same. Thereafter, Seller shall be free to dispose of such documents as it deems fit.

     13.4. Inspection of Documents. Buyer agrees that, after the Closing Date, documents relating to the ownership and operation of the Company prior to the Closing Date shall be open for inspection by representatives of the Seller if needed in the course of an audit, claim or litigation involving such operations at any time during regular business hours of Seller for any proper purpose until such time as such documents are destroyed or possession thereof is given to Seller as provided for in the following sentences, and that Seller, at its sole expense, may during such period make such copies thereof as it may reasonably request. Without limiting the generality of the foregoing, for a period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date, Buyer shall not and shall not allow Company to destroy or give up possession of any document referred to in the preceding sentence without first offering to Seller the opportunity, at Seller's sole expense, to obtain the same. Any documents shall be held in confidence in accordance with Section 13.2. Thereafter, Seller shall be free to dispose of such documents as it deems fit.

     13.5. Publicity. It is the intention of the parties to use reasonable efforts to reach agreement on the wording of any news releases or other public announcements by Seller or Buyer, or any of their respective affiliates, pertaining to this Agreement. In the absence of circumstances requiring otherwise, any such releases or public announcements shall be submitted to the other party for its comment and consent prior to issuance. Neither party shall unreasonably withhold or delay its consent to a



                                    24


news release or other public announcement.

14. RIGHT OF FIRST REFUSAL

     So long as Seller owns the property contiguous to the COI Meat Plant, if Buyer (or any Affiliate of Buyer) receives a bona fide offer from a third party (the "Third Party Offer") to purchase or acquire whether directly or indirectly ("Acquire") the COI Meat Plant or any portion thereof, and Buyer (or its Affiliate(s)) desires to sell or transfer ownership of the COI Meat Plant or any portion thereof whether directly or indirectly ("Convey"), then Buyer (its Affiliate(s)) agrees that Seller shall have the exclusive right to match the Third Party Offer and Acquire the COI Meat Plant or any portion thereof in accordance with these terms. Accordingly, Buyer (or its Affiliate(s)) must, upon receipt of the Third Party Offer, send a written notice to Seller which contains all of the material terms and conditions of the Third Party Offer, along with a complete bona fide copy of the Third Party Offer (and all related documents). If Seller agrees to match the Third Party Offer in its material commercial respects within thirty (30) days after receipt of Buyer's (or its Affiliate(s)) notice thereof, then Buyer (or its Affiliate(s)) shall Convey the COI Meat Plant or any portion thereof solely to Seller. If Seller does not agree to match the Third Party Offer in its material commercial respects within thirty (30) days after its receipt of such notice, then Buyer (or its Affiliate(s)) shall have the right to accept the Third Party Offer, provided that any Conveyance to such third party must be consummated not prior to 31 days, but not later than 90 days after Seller's receipt of the Third Party Offer and notice, and the Conveyance to such third party may only be consummated upon the same terms and conditions as contained in the Third Party Offer. If such Conveyance to such third party is not so consummated, then Buyer (or its Affiliate(s)) shall not Convey the COI Meat Plant or any portion thereof without again offering to Convey the COI Meat Plant or any portion thereof to Seller as provided above. Notwithstanding the foregoing, the provisions of this Section 14 shall not apply in the event that Buyer receives an offer from a third party to purchase from Buyer all or substantially all of the assets of Buyer nor shall it apply to any sale-leaseback of the COI Meat Plant undertaken as part of a bona fide plan of financing.

15. INSURANCE CLAIMS COOPERATION

     Seller shall, from time-to-time, reasonably cooperate and assist Buyer in processing claims covered under each policy of insurance described in
Section 4.13 of this Agreement. Buyer shall pay any out-of-pocket expenses (including, but not limited to, reasonable attorneys fees and expenses) of Seller and of Seller's employees and agents reasonably incurred in connection with providing such cooperation, but Buyer shall not be responsible to reimburse Seller for the salaries or costs of fringe benefits or other similar expenses paid by Seller to its employees and agents while assisting in the processing of any such claims.

16. FEES AND EXPENSES



                                     25


     Except as otherwise specifically provided in this Agreement, Seller and Buyer, respectively, shall each bear their own costs and expenses incurred in connection herewith and with the transactions contemplated hereby, whether or not the sale of the Shares hereunder shall be consummated or this Agreement subsequently shall be terminated.

17. NOTICES

     Any notice which any party hereto may desire or may be required hereunder to give to the other parties hereto shall be in writing and shall be deemed to be duly given when received (or when first refused, if that be the case) by personal delivery, by overnight delivery service which provides return receipts, or by express, registered or certified U.S. mail, postage prepaid, return receipt requested, addressed to such other party as follows:

     SELLER:     Shoney's, Inc.
                 1727 Elm Hill Pike
                 Nashville, Tennessee 37210
                 Attn: Mr. James Beltrame

     Copy to:    Dinsmore & Shohl LLP
                 Bank of America Plaza, Suite 1100
                 414 Union Street
                 Nashville, Tennessee 37219
                 Attn: Gary M. Brown, Esq.

     BUYER:      COI Acquisition Company
                 2629 Eugenia Avenue
                 Nashville, Tennessee 37211
                 Attn: Haney A. Long, Jr.

     Copy to:    Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 315 Deaderick Street
                 Nashville, Tennessee37238
                 Attn: Mark Manner

or to such other address as a party hereto hereafter may designate to the other parties in writing.

18. CONSTRUCTION

     As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the



                                  26


context would clearly not admit such construction. This instrument shall be construed and interpreted in accordance with the laws of the State of Tennessee. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not be used in construing any terms or provisions of this instrument.

19. SUCCESSORS AND ASSIGNS

     This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, provided, however, that neither this Agreement nor any of the rights or obligations of any party hereto may be assigned without the prior written consent of the other party hereto. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.



20. SEVERABILITY

     Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable; provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstances should be determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.

21. COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereto and all of which together shall constitute but one Agreement.

22. ENTIRE AGREEMENT

     This Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof



                                   27


and there are no representations or warranties, express or implied, that have been relied upon by either of the parties other that those contained in this Agreement.

                     SIGNATURES CONTAINED ON NEXT PAGE











                                  28


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                   SHONEY'S, INC.


                                   By: /s/ J. Michael Bodnar
                                       --------------------------------------
                                   Name: J. Michael Bodnar
                                         ------------------------------------
                                   Title: President and CEO
                                          -----------------------------------



                                   COI ACQUISITION COMPANY


                                   By: /s/ Haney Long, Jr.
                                       --------------------------------------
                                   Name: Haney A. Long, Jr.
                                         ------------------------------------
                                   Title: President and CEO
                                          -----------------------------------



                                JOINDER

     The undersigned have joined in the execution of this Agreement for the sole purpose of acknowledging and agreeing to Sections 5.9 and 6.2 of this
Agreement:

HANEY A. LONG, JR.


/s/ Haney A. Long, Jr.
--------------------------------


LLOYD W. BALDRIDGE, JR.


/s/ Lloyd W. Baldridge, Jr.
--------------------------------


DANIEL E. STAUDT

/s/ Daniel E. Staudt
--------------------------------





                                    29



Exhibits and Schedules omitted due to immateriality.